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                                                                   EXHIBIT 10.12

                                 AMENDMENT NO. 3
                                     TO THE
                               KINDRED 401(k) PLAN

         This is Amendment No. 3 to the Kindred 401(k) Plan (the "Plan") as last amended and restated as of March 1, 2000.

                                    RECITALS
                                    --------

A. Kindred Healthcare, Inc. (the "Company") maintains the Plan and has reserved the right in Section 9.1 of the Plan to amend the Plan from time to time in its discretion.

B. Certain employees of the Company are currently participants in the Nationwide Care, Inc. 401(k) Plan (the "Nationwide Plan"); and

C. The Company wishes to amend the Plan in connection with the spinoff of assets from the Nationwide Plan to the Plan for participants who have an account in the Plan or who do not have an account in either the Plan or the Kindred & Affiliates 401(k) Plan also maintained by the Company (the Nationwide Plan is being merged into the Plan, but Nationwide Plan accounts of participants who have an account in the Kindred & Affiliates 401(k) Plan but not in this Plan are being transferred to the Kindred & Affiliates 401(k) Plan, rather than to this Plan).

D. The Company also wishes to amend the Plan to eliminate optional forms of benefit preserved from various mergers and spinoffs of assets into the Plan, as is now allowed due to changes in the law, effective 90 days following notice thereof to the affected participants and to allow in-service distributions on or after age 59 1/2 for all prior plan accounts for ease of administration.

E. The Company also wishes to amend the Plan to clarify that the Company reserves the discretion to change the matching contribution formula from time to time.

F. The Company also desires to allow an employee who has terminated employment with the Company due to a corporate merger or acquisition, but still performs the same functions for the successor employer, to receive distribution of their Plan accounts, as is now allowed due to changes in the law.

G. As of July 26, 2001, the Company has acquired the management of facilities at

                       Fifth Avenue Healthcare Center #275
                                1601 Fifth Avenue
                              San Rafael, CA 94901

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                      Smith County Health Care Center #274
                              112 Healthcare Drive
                               Carthage, TN 37030

         (the "Lenox Facilities") and employed the persons who operate them, which employees previously participated in the Lenox Healthcare, Inc. 401(K) Plan (the "Lenox Plan"), and the Company wishes to amend the Plan to grant past service credit under the Plan to these employees.

                                   AMENDMENTS
                                   ----------

         1. Section 5.5(b) of the Plan is hereby amended effective December 17, 2001 by the addition of the following new sentence at the end thereof :

                  A Participant shall always be 100% vested in all amounts in his Prior Plan Employer Contribution Account that were transferred from the Nationwide Care, Inc. 401(k) Plan.

         2. Section 5.6(c) of the Plan is hereby amended effective December 17, 2001, so that as amended it shall read in its entirety as follows:

                  (c) Notwithstanding any other provisions of the Plan, the payment of a Participant's benefits hereunder shall begin by payment of a lump sum of the entire Accounts of the Participant no later than the April 1 following the calendar year in which the Participant has both attained age 70 1/2 and has retired, provided that for 5% owners as defined in Section 416 of the Code, distribution must begin by April 1 following the calendar year in which the Participant attains age 70 1/2, regardless of whether the Participant has retired; and further provided that a Participant who had attained age 70 1/2 on or before December 31, 1998, or who has a Prior Plan account from the Nationwide Care, Inc. 401(k) Plan and who had attained age 70 1/2 on or before December 31, 2001, shall have the option to take a lump sum distribution even while employed, at the April 1 following attainment of age 70 1/2, if the Participant so elects in writing, and, if so elected, shall receive a distribution on or before December 31 of the year after attainment of age 70 1/2, and again each year thereafter while still employed, shall receive a similar distribution of all amounts accrued in Accounts of the Participant since the last such distribution.

         3. Section 5.7(c) of the Plan is hereby amended effective December 31, 2001 so that as amended it shall read in its entirety as follows:

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                  Effective on the 90/th/ day following the provision of written notice to affected Participants, all installment payment and annuity optional forms of distribution otherwise applicable on December 31, 2001 to Prior Plan Salary Redirection Accounts and Prior Plan Employer Contribution Accounts shall be eliminated, and such accounts shall be distributed only in a lump sum payment in cash. Notwithstanding anything in this
                  Section 5.7 to the contrary, but subject to the elimination of such rights as provided in the preceding sentence of this
                  Section 5.7(c), in the case of a Participant who has a Prior Plan Salary Redirection Account or a Prior Plan Employer Contribution Account, the Participant may take distribution of his Prior Plan Salary Redirection Account or Prior Plan Employer Contribution Account at such time or in such other form as was provided in the plan (as in effect as of the date of transfer) from which the Prior Plan Salary Redirection Account or Prior Plan Employer Contribution Account was transferred.

         4.       Section 6.2 of the Plan is hereby amended effective
December 31, 2001 so that as amended it shall read in its entirety as follows:

         Section 6.2   Prior Plan Account Withdrawals

                  Upon proper written application in such manner and in such form as the Committee may specify, a Participant shall be permitted to withdraw a portion or all of the balance of his Prior Plan Employer Contribution Account and Prior Plan Salary Redirection Account while employed, but only on or after attainment of age 59 1/2, determined as of the Valuation Date coincident with or immediately preceding the requested date of withdrawal. In addition, a Participant shall be permitted to withdraw up to 50% of his Prior Plan Employer Contribution Account from the THC Retirement Savings Plan after ten years of participation and permitted to withdraw any after-tax contributions from the THC Retirement Savings Plan at any time.

         5. Section 3.2 of the Plan is hereby amended effective January 1, 2002, so that as amended it shall read in its entirety as follows:

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                  Section 3.2   Matching Contributions

                  As of the end of each calendar quarter, the Employer may make a Matching Contribution to the Trust Fund on behalf of eligible Participants. If Matching Contributions are made prior to the end of a calendar quarter, they shall nonetheless be left unallocated until the quarter ends. The Sponsoring Employer shall determine from time to time the rate at which the Employer will match net eligible Salary Redirection of eligible Participants contributed pursuant to Section 3.1. Net eligible Salary Redirection means Salary Redirection not to exceed a percentage of Compensation set from time to time by the Sponsoring Employer, during the period since the last preceding calendar-quarter end, which Salary Redirection has not been withdrawn since the preceding calendar-quarter end. For purposes of calculating net eligible Salary Redirection, withdrawals shall be deemed to have been made from the earliest Salary Redirection not yet withdrawn. Any Matching Contribution shall be allocated to the Matching Contribution Account of each eligible Participant. For purposes of this Section, the term "eligible Participant" shall mean a Participant who is either (i) actively employed by the Company or an employer which participates in the Kindred & Affiliates 401(k) Plan (even if not still an "Employee") as of the end of each calendar quarter, or (ii) died since the end of the preceding calendar quarter, or (iii) retired or became disabled pursuant to Section 5.1, 5.2, or 5.4 since end of the preceding calendar quarter, or (iv) on a Family and Medical Leave Act leave of absence at the end of the calendar quarter.

         6. Section 5.5(l) of the Plan is hereby amended effective January 1, 2002 so that as amended it shall read in its entirety as follows:

                  Notwithstanding anything to the contrary in this Section 5.5 or in Section 5.6(a), no portion of a Participant's Individual Account shall be distributed to him until the participant has a severance from employment within the meaning of Code Section 401(k)(2)(B), unless the distribution is in connection with a plan termination described in Code Section 401(k)(10) and the Treasury Regulations under that Section.

         7. Section 12.5 of the Plan is hereby amended effective November 1, 2001 so that as amended it shall read in its entirety as follows:

                  The Board of Directors of a Participating Employer may at any time terminate this Plan with respect to its Employees by adopting a resolution to that effect and delivering a certified copy of the Committee. Section 9.2 shall not apply to vest the Individual

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                  Accounts of a Participating Company's Employees upon such
                  termination (unless the termination results in a partial termination of the entire Plan), and the continuation of the Plan by the Sponsoring Employer and other Participating Employers shall not be affected. The termination of the Plan with respect to a Participating Employer's Employees shall not effect a termination with respect to an Employee of the Sponsoring Employer or another Participating Employer if such Employee was not employed by the terminating Participating Employer on the effective date of the termination, even though he may have been employed by the terminating Participating Employer at an earlier date, and shall not entitle a Participant to a distribution until an actual severance from employment within the meaning prescribed under Code Section 401(k)(2)(B) has occurred, unless distribution follows a termination of the plan under Code Section 401(k)(10) and the Treasury Regulations thereunder. Any fees and other expenses related to a Participating Employer's termination shall be charged against the Accounts of the affected Participants, if not paid by the terminating Participating Employer.

         8. Appendix A to the Plan is hereby amended to add to the end thereof the following so that credit for service for eligibility and vesting will be granted for the Lenox Facilities' employees:

                  All past Service of Employees hired prior to October 1, 2001 by the Employer at the Lenox Facilities that would have been credited in the Lenox Plan shall be credited for purposes of eligibility and vesting under the Plan, effective October 1, 2001.

         IN WITNESS WHEREOF, the Employer has caused this Amendment No. 3 to be executed this 28/th/ day of December, 2001.


                          KINDRED HEALTHCARE, INC.


                          By: /s/ Richard E. Chapman
                              -------------------------------------------------

                          Title: Chief Administrative Officer and Information
                                 ----------------------------------------------
                                 Officer and Senior Vice President
                                 ----------------------------------------------

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